Exhibit 99.1

LightPath Technologies, Inc. Announces Common Stock Sale

Raises $3.8 Million of Additional Equity Capital

For Immediate Release

(March 20, 2006) ORLANDO, FL LightPath Technologies, Inc. (NASDAQ: LPTH) announced that it has raised gross proceeds of approximately $3.8 million thru the sale of newly issued common stock to certain institutional and private investors. This round of financing was lead by Iroquois Master Fund Ltd. 730,000 shares of common stock were sold at $5.25 per share. The net proceeds from the offering will be utilized for new product development, equipment expenditures and working capital to support the continued growth of the business. The investors also received warrants with an exercise period of 5 years beginning on September 20, 2006 for the future purchase of 219,000 shares of the Company’s common stock at $7.41 per share. If all of the warrants are ultimately exercised an additional $1.5 million will be raised. Dawson James Securities acted as exclusive placement agent and financial advisor.

Neither the shares purchased in this private placement nor the shares issuable upon exercise of the warrants have been registered under the Securities Act of 1933, and may not be offered or sold absent registration or an applicable exemption from registration. The Company has agreed to cause the shares issued in the private placement and the shares issuable upon exercise of the warrants to be registered for resale with the Securities and Exchange Commission.

Ken Brizel, President & CEO of LightPath, said, “Our objective in this capital raise was to provide sufficient capital resources for potential new products and projects; to further reduce our costs; and, provide the necessary working capital requirements to accomplish our growth objectives. We are pleased that these investors recognize the progress we have made in diversifying our customer base and expanding our product offerings while also improving our profitability and cash flow performance. We continue to be optimistic that our future results will confirm the confidence in our prospects that this investment demonstrates.”

About LightPath: LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq National Market under the stock symbol LPTH.

Contacts:	Ken Brizel, President & CEO or Dorothy Cipolla, CFO
LightPath Technologies, Inc. (407) 382-4003
Internet: www.lightpath.com
Email: inv_rel@lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.